EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-30185 on Form S-8 and No. 333-74451, as amended, on Form S-8 POS of Playboy Enterprises, Inc of our report dated February 22, 2002 on the consolidated financial statements of Playboy TV International, LLC. and subsidiaries as of and for the year ended December 31, 2001 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the entity's ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Playboy Enterprises, Inc. for the year ended December 31, 2001.


Deloitte & Touche LLP

Miami, Florida
March 20, 2002